UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 17, 2017

THE MOSAIC COMPANY
(Exact name of registrant as specified in its charter)

Delaware	001-32327	20-1026454
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3033 Campus Drive Suite E490 Plymouth, Minnesota	55441
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (800) 918-8270
Not applicable
(Former Name or Former Address, if Changed Since Last Report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.     Other Events.
This Current Report on Form 8-K is being filed to update the description of our common stock contained in our Current Report on Form 8-K12B filed with the Securities and Exchange Commission, or SEC, on May 25, 2011, for purposes of SEC forms that require or allow a description of our common stock to be incorporated by reference from a registration statement or report filed under the Securities Exchange Act of 1934, as amended.
References in this Current Report on Form 8-K to “us,” “we,” “our” or “Mosaic” mean The Mosaic Company, a Delaware corporation.
The following is a description of the material terms of our restated certificate of incorporation and amended and restated bylaws.
Authorized Capital
Our authorized capital stock consists of 1 billion shares of common stock, par value $0.01 per share, and 15 million shares of preferred stock, par value $0.01 per share.
Common Stock
Each share of common stock is entitled to one vote per share with respect to all matters to which holders of common stock are entitled to vote.
Holders of common stock are generally entitled to dividends and other distributions in cash, securities or property out of funds legally available for that purpose as may be declared by our board of directors. Our board of directors’ authority to declare dividends is subject to the rights of any holders of preferred stock and the availability of sufficient funds under the Delaware General Corporation Law, or DGCL, to pay dividends.
The common stock has no preemptive rights and no cumulative voting rights.
In the event of our liquidation, dissolution or winding up, after payment in full of all amounts to which the holders of any then outstanding preferred stock may be entitled, the remaining assets to be distributed to the holders of the capital stock of Mosaic will be distributed ratably, on a share for share basis, among the holders of common stock.
Preferred Stock
Our board of directors is authorized, subject to legal limitations, from time to time to provide for the issuance of shares of preferred stock in one or more series, and to prescribe the designation, powers, relative preferences and rights of the shares of each series and the qualifications, limitations, or restrictions of the shares of each series. This authorization includes the right to fix the designation of the series and the number of shares in it, dividend rates and rights, voting rights, conversion rights, redemption rights, sinking fund provisions, liquidation rights, and any other powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof.
We may be able to issue Mosaic's preferred stock in ways which may delay, defer or prevent a change in control of Mosaic without further action by our stockholders and may adversely affect the voting and other rights of the holders of our common stock. The issuance of Mosaic's preferred stock with voting and conversion rights may adversely affect the voting power of the holders of Mosaic's common stock, including the loss of voting control to others.
Certain Effects of Authorized but Unissued Stock
Authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public or private offerings to raise additional capital and for corporate acquisitions. Mosaic could also use additional shares to dilute the stock ownership of persons seeking to obtain control of Mosaic. See also “—Anti-Takeover Provisions in the Certificate and Bylaws” below.
Anti-Takeover Provisions in the Certificate and Bylaws
The DGCL contains and our restated certificate of incorporation and amended and restated bylaws contain a number of provisions which may have the effect of discouraging transactions that involve an actual or threatened change of control of Mosaic. In addition, provisions of our restated certificate of incorporation and amended and restated bylaws may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in his, her or its best interest, including those attempts that might result in a premium over the market price of the shares held by our stockholders, which include rules regarding how stockholders may present proposals to nominate directors for election at stockholders meetings, the ability of our board of directors to issue preferred stock without stockholder approval, the prohibition on stockholder action by written consent and the inability of stockholders to call special meetings.

Delaware Statutory Provisions
Mosaic is subject to Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years from the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained this status with the approval of the board of directors or unless the business combination was approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years owned, 15% or more of the corporation’s voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to Mosaic and, accordingly, may discourage attempts to acquire Mosaic.
Transfer Agent and Registrar
American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for our common stock.
Listing
Our common stock is listed on the NYSE under the symbol “MOS”.

This summary description of our common stock does not purport to be complete and is qualified in its entirety by reference to our restated certificate of incorporation filed with the SEC on May 23, 2016 and incorporated by reference herein.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MOSAIC COMPANY

Date: February 17, 2017	By:	/s/ Mark J. Isaacson
	Name:	Mark J. Isaacson
	Title:	Senior Vice President, General Counsel
and Corporate Secretary